UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2018

American Outdoor Brands Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts

(Address of principal executive offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

5.000% Senior Notes Due 2020

On February 28, 2018, we issued an aggregate of $75.0 million of new 5.000% Senior Notes due 2020, or the Notes, pursuant to the terms of purchase agreements, each dated February 28, 2018, or the Purchase Agreements, entered into by and between us and the institutional investors party thereto. The Notes were issued without registration in reliance on applicable exemptions from the registration requirements of the Securities Act of 1933, as amended. As previously disclosed, the proceeds of the Notes will be used to redeem all of our outstanding 5.000% Senior Notes due 2018.

The Notes were issued pursuant to the terms and conditions of an indenture, dated as of February 28, 2018, or the Indenture, between us and The Bank of New York Mellon Trust Company, N.A., as trustee, or the Trustee. The Notes bear interest at an annual rate of 5.000% of the unpaid principal amount payable on February 28 and August 28 of each year, beginning August 28, 2018. Subject to certain exceptions, if an event of default occurs, the Trustee or holders of not less than 25% in principal amount of the Notes may accelerate the payment of the principal amount and any accrued and unpaid interest. Events of default include, among other events, a default in payment on the Notes, and our breach of the covenants described below.

At any time prior to February 28, 2019, we may, at our option, upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at a redemption price of 102.500% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest as of the applicable redemption date. On or after February 28, 2019, we may, at our option, upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at a redemption price of 100.000% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest as of the applicable redemption date. Subject to certain restrictions and conditions, we may be required to make an offer to repurchase the Notes from the holders of the Notes in connection with a change of control or disposition of assets. The Notes become due on August 28, 2020.

The Notes are general, unsecured obligations of our company. The Indenture contains certain affirmative and negative covenants, including limitations on restricted payments (such as share repurchases, dividends, and early payment of indebtedness), limitations on indebtedness, limitations on the sale of assets, and limitations on liens.

The foregoing is a summary only and does not purport to be a complete description of all the terms, provisions, covenants, and agreements contained in the Indenture and the Purchase Agreements, and is subject to and qualified in its entirety by reference to the full text of such documents, which are filed herewith as Exhibits 4.32 and 10.116, respectively, and are hereby incorporated by reference into this Item 1.01.

Item 2.02.	Results of Operations and Financial Condition.

We are furnishing the disclosure in this Item 2.02 in connection with the disclosure of information in the form of the textual information from a press release issued on March 1, 2018.

The information in this Item 2.02 (including Exhibit 99.1) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

We do not have, and expressly disclaim, any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

The text included with this Current Report on Form 8-K is available on our website at www.aob.com, although we reserve the right to discontinue that availability at any time.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures contained in Item 1.01 of this Current Report on Form 8-K, and the information contained in Exhibits 4.32 and 10.116, are hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibits

4.32	Indenture, dated as of February 28, 2018, among American Outdoor Brands Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee

10.116	Form of Purchase Agreement by and among American Outdoor Brands Corporation and the investors party thereto

99.1	Press release from American Outdoor Brands Corporation, dated March 1, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN OUTDOOR BRANDS CORPORATION

Date: March 1, 2018	By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, Chief
Administrative Officer, and Treasurer